CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard Wellington Fund of our reports dated January 17, 2025, relating to the financial statements and financial highlights of Vanguard Wellington Fund, Vanguard U.S. Value Factor ETF, Vanguard U.S. Quality Factor ETF, Vanguard U.S. Momentum Factor ETF, Vanguard U.S. Minimum Volatility  ETF, Vanguard U.S. Multifactor ETF, Vanguard U.S. Multifactor Fund and Vanguard Short-Term Tax Exempt Bond ETF, which appear in Vanguard Wellington Fund’s Certified Shareholder Report on Form N-CSR for the year ended November 30, 2024. We also consent to the references to us under the headings “Financial Statements”, “Service Providers–Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 21, 2025